Exhibit 99.1

Meridian Corporation Reports 4Q 2021 Net Income of $7.7 Million, or $1.24 Per Diluted Share, Announces Quarterly Cash Dividend of $0.20 Per Share and a Special Dividend of $1.00 per share.

MALVERN, Pa., January 31, 2022 — Meridian Corporation (Nasdaq: MRBK) today reported:

	2021	2021	2021	2021	2020
(Dollars in thousands, except per share data)	4th QTR	3rd QTR	2nd QTR	1st QTR	4th QTR
Income:
Net income	$7,719	$9,438	$8,258	$10,170	$8,997
Diluted earnings per common share	$1.24	$1.52	$1.33	$1.65	$1.48
Pre-tax, pre-provision income (1)	$9,671	$12,898	$10,898	$13,905	$13,040
Pre-tax, pre-provision income - Bank (1)	$6,829	$8,896	$7,811	$7,891	$6,294
(1) See Non-GAAP reconciliation in the Appendix

Christopher J. Annas, Chairman and CEO commented “Meridian’s fourth quarter revenue of $35.3 million generated earnings of $7.7 million, or $1.24 per diluted share. Year-to-date earnings equaled $35.6 million compared to $26.4 million in 2020, a 35% increase. Loan and lease growth year-over-year equaled 19.5% (excluding PPP loans and mortgage loans held for sale) with strong contributions across all lending groups. The investment in new commercial lenders during 2020-21 supported this growth, almost entirely in our core Philadelphia metro lending area. We were able to replace most of the PPP payoffs with new core commercial growth, resulting in better margins and more opportunities for referral business. Our annualized net interest margin was 3.77%, and we’re fairly well positioned for a move up in rates. Non-interest bearing deposits grew from 16.4% to 19.0% of total deposits year-over-year, with a greater portion of this growth coming from our treasury management and business development teams.”

“Our mortgage group had a record year, despite a lack of homes for sale in our region and some late-year upward rate movement. We are focusing more on digital delivery with an application website/call center combination, which will let us compete in a broader area without infrastructure costs. This model will also help us better manage the seasonality and cyclicality.”

Mr. Annas added, “Our goal is to grow deeper in the core region of metro Philadelphia with our branch-lite model. As the pandemic wanes and face-to-face comes back, our investments in new growth should continue to pay off.”

Income Statement Highlights

Fourth quarter 2021 compared with third quarter 2021:

●	Net income was $7.7 million, a decrease of $1.7 million, or 18.2%, led by a lower level of non-interest income from our mortgage segment.
●	The return on average equity (“ROE”) and return on average assets (“ROA”) were 19.15% and 1.74%, respectively, for the fourth quarter 2021, compared to 24.07% and 2.15%, respectively, for the third quarter 2021.
●	Net interest income increased $65 thousand, or 0.40%, quarter-over-quarter. Net interest margin remained at 3.83%.
●	The provision for loan losses decreased $819 thousand due to a negative provision of $222 thousand as a result of significantly lower levels of loan deferrals and the improvement in several economic metrics that had previously been significantly impacted by COVD-19.

●	Non-interest income decreased $5.0 million or 22.8%, due to:
o	A decline in mortgage banking revenues of $5.1 million, or 27.2%, partially offset by an increase of $1.8 million in hedge gains, while fair values declined by $385 thousand.
o	A decline in SBA loan sale revenue of $1.2 million, or 45.1%.
●	Non-interest expenses decreased $1.7 million, or 6.8%, as a result of a lower level of salaries and benefits, and loan expenses largely related to variable compensation in the mortgage segment, partially offset by higher other expenses.
●	On January 27, 2022, the Board of Directors declared a quarterly cash dividend of $0.20 per common share, along with a special dividend of $1.00 per share, both payable February 21, 2022, to shareholders of record as of February 14, 2022.

Year ended December 31, 2021 compared with year ended December 31, 2020:

●	Net income was $35.6 million or $5.73 per diluted share, an increase of $9.2 million, or 34.6%. The increase was driven largely by growth in the balance sheet, which contributed $14.1 million, or 28.8%, in increased net interest income.
●	Pre-tax, pre-provision income for the year was $47.4 million, an increase of $4.5 million or 10.6%. A reconciliation of this non-GAAP measure is included in the Appendix.
●	Total revenue was $159.5 million, an increase of $9.9 million or 6.6%.
●	Non-interest income increased $1.1 million or 1.2%, driven by SBA loan sale income, wealth management income, other fee income, and mortgage hedging gains which were offset by unfavorable fair value changes in loans held for sale and derivative instruments.
o	SBA income was up $4.3 million, or 168.2% as the number and value of SBA loans sold increased to a record high for the bank.
o	Wealth management income was up $947 thousand, or 24.6%, the highest level of such income since Meridian Wealth Partners (“MWP”) was acquired in 2017.
o	Other fee income from mortgage fees, wire fees, swap fees and other less significant fees increased $1.8 million, or 68.5%.
o	Mortgage banking net revenue decreased $529 thousand, or 0.7%, due to lower levels of originations and refinancings, combined with a decline in sales margin.
●	Provision for loan losses was $1.1 million in 2021, compared to $8.3 million in 2020.
●	Non-interest expense increased $10.7 million, or 11.4%, driven mostly by an increase in salaries and benefits, loan fees, and other corporate expenses.

Balance Sheet Highlights

December 31, 2021 compared to September 30, 2021:

●	Total assets at December 31, 2021 were $1.71 billion, down $49.0 million, or 2.8%, compared to $1.76 billion as of September 30, 2021.
●	Cash, cash equivalents and investments decreased a combined $39.6 million, or 62.8%, due to a pay down of borrowings.
●	Portfolio loans increased $7.8 million, or 0.6%, despite SBA Paycheck Protection Program (“PPP”) loans declining $27.3 million, or 23.6%, and mortgage loans held for sale decreased $37.1 million, or 31.5%.
●	Between September 30, 2021 and December 31, 2021 we assisted borrowers with the forgiveness of another 143 PPP loans, bringing the total of PPP loans forgiven to 1,129, or 78% of all PPP loans originated.
●	Our combined servicing asset portfolio (which includes both mortgage servicing rights and SBA servicing assets) increased $833 thousand, or 7.0%, to $12.8 million as of December 31, 2021.
●	Furniture, fixtures and equipment increased $3.6 million due to the purchase of an operations building.

●	Total deposits grew $7.4 million, or 0.5%, to $1.4 billion as of December 31, 2021. Non-interest bearing deposits, representing 19% of total deposits, grew $8.7 million, or 3.3%, to $274.5 million as of December 31, 2021.
●	Total borrowings decreased $59.3 million due to the pay down of the Federal Reserve’s Paycheck Protection Program Liquidity Facility (“PPPLF”), partially offset by increases in other short-term borrowings.
●	Meridian repurchased 23,799 shares of its common stock in the fourth quarter of 2021, at an average price of $29.91.

Select Condensed Financial Information

	For the Quarter Ended (Unaudited)
	2021	2021	2021	2021	2020
(Dollars in thousands, except per share data)	December 31	September 30	June 30	March 31	December 31
Income:
Net income - consolidated	$7,719	$9,438	$8,258	$10,170	$8,997
Basic earnings per common share	$1.29	$1.56	$1.37	$1.70	$1.50
Diluted earnings per common share	$1.24	$1.52	$1.33	$1.65	$1.48
Net interest income - consolidated	$16,322	$16,257	$15,412	$15,120	$15,018

	At the Quarter Ended (Unaudited)
	2021	2021	2021	2021	2020
	December 31	September 30	June 30	March 31	December 31
Balance Sheet:
Total assets	$1,713,443	$1,762,445	$1,709,010	$1,743,977	$1,720,197
Loans, net of fees and costs	1,386,457	1,378,670	1,362,750	1,354,551	1,284,764
Total deposits	1,446,413	1,439,047	1,413,280	1,383,590	1,241,335
Non-interest bearing deposits	274,528	265,842	261,806	257,730	203,843
Stockholders' Equity	165,360	158,416	152,885	143,505	141,622

	At the Quarter Ended (Unaudited)
	2021	2021	2021	2021	2020
	December 31	September 30	June 30	March 31	December 31
Balance Sheet (Average Balances):
Total assets	$1,755,263	$1,739,848	$1,723,421	$1,694,961	$1,709,298
Total interest earning assets	1,696,473	1,691,641	1,678,721	1,654,791	1,671,164
Loans, net of fees and costs	1,449,361	1,351,634	1,345,672	1,296,242	1,281,390
Total deposits	1,468,575	1,409,534	1,385,250	1,307,280	1,239,810
Non-interest bearing deposits	287,801	254,843	255,964	234,030	207,204
Stockholders' Equity	159,921	155,580	146,497	137,189	129,292

	At the Quarter Ended (Unaudited)
	2021	2021	2021	2021	2020
	December 31	September 30	June 30	March 31	December 31
Performance Ratios:
Return on average assets - consolidated	1.74%	2.15%	1.92%	2.43%	2.09%
Return on average equity - consolidated	19.15%	24.07%	22.61%	30.06%	27.68%

Income Statement Summary

Fourth Quarter 2021 Compared to Third Quarter 2021

Net income was $7.7 million, or $1.24 per diluted share, for the fourth quarter of 2021 compared to net income of $9.4 million, or $1.52 per diluted share, for the third quarter of 2021. The $1.7 million decrease in net income quarter-over-quarter was due largely to a $5.0 million decrease in non-interest income, partially offset by an increase in net interest income of $65 thousand, a decrease of $819 thousand in the provision for loan losses, a $1.7 million decline in non-interest expense, and a $689 thousand decrease in income tax expense.

Net interest income increased $65 thousand, or 0.4%, to $16.3 million for the fourth quarter of 2021. Interest income decreased $58 thousand, or 0.3%, to $18.2 million from $18.3 million for the third quarter of 2021. The decline was due largely to lower levels of PPP loans and loans HFS, partially offset by growth of $43.9 million on average for the fourth quarter of 2021 in small business loans, commercial construction loans, and lease financing portfolios combined. These factors helped drive the yield on loans up 2 basis points to 4.74%. Offsetting the loan yield expansion was a 6 basis point decrease in the yield on cash, cash equivalents and investments. As a result overall, the yield on average interest earning assets decreased 3 basis points to 4.28% from 4.31% for the prior quarter.

Interest expense decreased $123 thousand, or 6.0%, to $1.9 million for the fourth quarter of 2021 from $2.0 million for the third quarter of 2021. The cost of deposits declined 4 basis points over the prior quarter, as rates in money market and interest checking accounts rates moved modestly lower. The net interest margin for the fourth quarter of 2021 remained at 3.83%. The net interest margin, excluding the impact from PPP loans, was 3.76% for the fourth quarter 2021, compared to 3.73% for the third quarter of 2021. A reconciliation of this non-GAAP measure is included in the Appendix.

The provision for loan losses declined $819 thousand to a negative $222 thousand, compared to $597 thousand for the third quarter of 2021. The reduction in the provision was due to the continued improvement in economic conditions captured in our qualitative provisioning as well as a decline in outstanding loan deferrals provided to customers, partially offset by provisioning for loan growth during the fourth quarter of 2021, as well as a $1.4 million specific reserve placed against a non-performing loan relationship, describe further below in the Asset Quality Summary section.

Total non-interest income for the fourth quarter of 2021 was $17.1 million, down $5.0 million, or 22.8%, from the third quarter of 2021. The decrease in non-interest income was the result of a decline in the gain on sale margin of 52 basis points, as well as a decline in mortgage loans sold quarter-over-quarter as well. Mortgage loan originations also declined $94.6 million, or 18.1%, during the fourth quarter of 2021 to $428.2 million. Refinance activity represented 33.2% of the total residential mortgage loans originated for the fourth quarter of 2021. The changes in the fair value of derivative instruments and loans held for sale declined a combined $385 thousand during the fourth quarter of 2021 compared to the third quarter of 2021, while there was a $563 thousand gain on hedging activity for the fourth quarter of 2021, compared to a $1.2 million loss on hedging activity for the third quarter of 2021.

Wealth management revenue from our wealth segment increased $38 thousand, or 3.1%, quarter-over-quarter. Assets under management reached $1.1 billion and the wealth segment has continued to benefit from business development synergies realized between our segments. Wealth management revenue is largely based on the valuation of assets under management measured at the end of the prior quarter, therefore this revenue for the fourth quarter was impacted by the rebound of the financial markets at the end of the third quarter.

Total non-interest expense for the fourth quarter of 2021 was $23.7 million, down $1.7 million or 6.8%, from the third quarter of 2021. Total salaries and employee benefits expense was $17.0 million, a net decrease of $2.4 million or 12.5%, compared to the third quarter of 2021. Of this net decrease, $2.7 million related to the mortgage segment, which recognizes variable compensation based on loan origination volume. Salary and employee benefits were up $292 thousand for the bank and wealth segments due to increases in incentive compensation expense, combined with an increase in average full-time equivalent employees (FTE’s) of 4. Information technology expenses increased $391 thousand, or 82.1%, from the prior quarter as the bank continued with the strategy to invest in technology that focuses on improving back-office efficiencies through automation and workflow processes, as well improving the scalability of our IT systems overall with a focus on cloud based computing. Other non-interest expense increased $524 thousand, or 29.8%, from the prior quarter. This increase was due to several items including an increase in insurance, director compensation, employee expenses and other less significant items.

Fourth Quarter 2021 Compared to Fourth Quarter 2020

Net income was $7.7 million, or $1.24 per diluted share for the fourth quarter of 2021 compared to net income of $9.0 million, or $1.48 per diluted share, for the fourth quarter of 2020. The decrease of $1.3 thousand, or 14.2%, was driven largely by a decline in mortgage banking activity over the period, partially offset by an increase in net interest income, a decline in the provision for loan losses, an increase in SBA 7(a) loan sales, wealth management revenue, and other fee income, and a decline in non-interest expenses.

Net interest income was $16.3 million, an increase of $1.3 million, or 8.7%, over net interest income for the fourth quarter of 2020. This net interest income growth reflects an 18 basis point increase in the yield on loans, despite a $41.9 million decrease in total average loan balances, including loans held for sale, helping lead to a 24 basis point expansion of the net interest margin. Further contributing to the increase in net interest margin was a 26 basis point decline in the cost of funds, let by a 28 basis point decline in the cost of deposits. This decline in the cost of deposits, despite a $148.2 million increase in average interest bearing deposits, is the result of management’s continued focus on the preservation of the net interest margin through deposit rate reductions.

As noted above, in the fourth quarter of 2021 the allowance for loan losses was reduced by a $222 thousand negative provision for loan losses, compared to a provision for loan losses of $1.2 million for the fourth quarter of 2020. Continued improvement in economic conditions captured in our qualitative provisioning and a decline in outstanding loan deferrals provided to customers impacted the allowance favorably and out-paced the impact of a $1.4 million specific reserve on a non-performing loan relationship and the provisioning for loan growth during the fourth quarter of 2021. The fourth quarter 2020 provision of $1.2 million was calculated at the time the COVID-19 pandemic was intensifying locally and nationally and loan deferrals were at a much higher level.

Total non-interest income for the fourth quarter of 2021 was $17.1 million, down $12.9 million or 42.9% from the comparable period in 2020. This overall decrease in non-interest income came largely from our mortgage segment. Mortgage banking net revenue decreased $17.4 million, or 56.1%, over the fourth quarter of 2020. The decrease in fourth quarter 2021 resulted from decreased levels of mortgage loan sales and mortgage loan originations. Our mortgage segment originated $428.2 million in loans during the fourth quarter of 2021, a decrease of $440.2 million, or 50.7%, from the fourth quarter of 2020. In the fourth quarter of 2020, we witnessed a record level of loan originations as this was the middle of the period of historically low interest rates, where 62% of originations were refinancings while in the fourth quarter of 2021 refinancings represented 33% of originations. The changes in the fair value of derivative instruments and loans held for sale increased a combined $581 thousand over the period. Net hedging activity improved $2.6 million to a net gain of $563 thousand for the fourth quarter of 2021.

Net revenue from the sales of SBA 7(a) loans increased $724 thousand as $15.6 million in loans were sold in the fourth quarter of 2021 compared to $11.6 million in loans sold in the fourth quarter of 2020, an increase of nearly 35%. Wealth management revenue increased $241 thousand year-over-year due to an increase of $199.6 million in average assets under management over this period, which benefit from the more favorable market conditions, as discussed above. Other fee income was up $278 thousand, or 33.2%, from the fourth quarter of 2020, to $1.1 million, due mainly to an increase in servicing fee income.

Total non-interest expense for the fourth quarter of 2021 was $23.7 million, down $8.2 million, or 25.6%, from the comparable period in 2020. The decrease in non-interest expense is largely attributable to a decrease in salaries and employee benefits expense, which decreased $8.6 million or 33.5%, from the comparable period in 2020. Of this decrease, $9.6 million relates to the mortgage segment, while there was an increase of $1.0 million for the bank and wealth segments due to an increase of 27 in FTE’s and a higher valuation of stock-based compensation expense.

Twelve Months Ended December 31, 2021 Compared to Twelve Months Ended December 31, 2020

Net income was $35.6 million, or $5.73 per diluted share, for the twelve months ended December 31, 2021 compared to net income of $26.4 million, or $4.27 per diluted share, for the twelve months ended December 31, 2020. The increase was due largely to the increase in net interest income of $14.1 million, combined with a $1.1 million increase in non-interest income and a $7.2 million decline in the provision for loan losses, partially offset by increases in non-interest expense and income taxes of $10.7 million and $2.6 million, respectively.

Net interest income increased $14.1 million, or 28.8%, to $63.1 million from $49.0 million, for the twelve months ended December 31, 2021, compared to the twelve months ended December 31, 2020. Growth in net interest income period over period reflects an increase in interest income of $8.9 million along with a decrease in interest expense of $5.2 million. The increase in interest income was led by growth in portfolio loans, most notably commercial real estate loans, lease financings, and SBA loans, that contributed $3.6 million, $3.5 million and $2.9 million, respectively, to the increase in interest income, while the continued forgiveness of PPP loans led to an increase in interest and fee income of $2.3 million, period over period. As of December 31, 2021 there was approximately $2 million in PPP fees yet to be recorded in income.

The net interest margin increased 37 basis points to 3.77% for the twelve months ended December 31, 2021 from 3.40% for the twelve months ended December 31, 2020. The margin in 2020 was negatively impacted by the rapid decline in Fed fund rates as well as the effects of the PPP loan program, while the margin in 2021 felt a positive impact from the PPP loan program as approximately 78% of these loans were forgiven during 2021, leading to a yield on PPP loans of 4.41% for the twelve months ended December 31, 2021, compared to 3.09% for the same period in 2020. Other contributors to the margin expansion for 2021 related to the increase in non-interest bearing deposits, which rose $69.7 million on average, and the cost of deposits decrease (50 basis points).

The provision for loan losses was $1.1 million for the twelve months ended December 31, 2021, compared to an $8.3 million provision for the twelve months ended December 31, 2020. The decline in the provision period over period is the result of an improvement in the trend of economic factors used in the allowance for loan losses calculation that had been negatively impacted in 2020 due to the COVID-19 pandemic, which have subsequently rebounded as the economy continues to recover.

Total non-interest income for the twelve months ended December 31, 2021 was $88.0 million, up $1.1 million, or 1.2%, from the twelve months ended December 31, 2020. This increase in non-interest income was largely the result of an increase of $4.3 million in SBA loan sales income as fiscal year 2021 sales of SBA 7(a) loans amounted to $67.2 million, an increase of $26.1 million, or 63.5%, compared to fiscal year 2020.

Wealth management revenue increased $947 thousand, or 24.6%, year-over-year due to an increase in average assets under management of $295 million over this period. In addition, these assets benefited from the more favorable market conditions that existed in the twelve months ended December 31, 2021, compared to the prior year period.

Other fee income was up $1.8 million, or 68.5%, for the twelve months ended December 31, 2021, from the twelve months ended December 31, 2020 due to increases in mortgage fees, wire fees, title fee income, as well as an increase in in mortgage and SBA servicing fee income.

Mortgage banking net revenue decreased $529 thousand, or 0.7%, over the prior year period. The decrease in the 2021 income was the result of a decline in the gain on sale margin of 48 basis points, despite the increase in mortgage loans sold over 2020. Mortgage loan originations, however, decreased $74.7 million from $2.37 billion in 2020 to $2.29 billion in 2021, with refinancing activity representing 60% of the total residential mortgage loans originated in 2021, compared to 47% in 2020. The refinancing opportunities have declined significantly with the change in mortgage rates recently causing the current period end pipeline to be lower at December 31, 2021, compared to December 31, 2020.

The changes in the mortgage pipeline generated significant fair value changes in derivative instruments (predominantly interest rate lock commitments) and loans held-for-sale. These fair value changes decreased non-interest income a combined $17.0 million during the twelve months ended December 31, 2021 compared to the twelve months ended December 31, 2020. These changes were offset by increases in net hedging gains of $12.4 million.

Total non-interest expense for the twelve months ended December 31, 2021 was $103.7 million, up $10.7 million or 11.4%, from the twelve months ended December 31, 2020. Total salaries and employee benefits expense was $78.9 million, an increase of $6.7 million or 9.3%, compared to the twelve months ended December 31, 2020. Salaries and benefits for the Bank and Wealth segments increased $5.4 million due to an increased level of full-time equivalent employees as well as increase in the value of stock-based compensation expense. $1.3 million of the overall increase relates to the Mortgage segment as the number of employees in this segment have increased period over period.

Professional fees were up $445 thousand, or 14.3% year over year, while information technology expenses were up $690 thousand, or 44.7% year over year. Increases in these two categories of expense were largely the result of Meridian’s ongoing strategy to invest in technology that focuses on improving back-office efficiencies through automation and workflow processes, as well improving the scalability of our IT systems overall with a focus on cloud based computing. The increase in professional fees was also impacted by one-time consent fees incurred in 2021 related to the filing of the Corporation’s December 31, 2020 Form 10K, in conjunction with the change in Accountants made in 2020.

Advertising and promotion expenses were up $862 thousand, or 30.2%, over the same period due to the improvements to the economy and a pull back on COVID-19 related restrictions that has allowed bank employees to spend more time in a business development and community outreach capacity, combined with increased spend year over year in different advertising campaigns, including mortgage segment lead generation expenses. Other non-interest expense was up $1.9 million, or 30.6%, from the prior year due to an increase in employee travel and training expenses as 2021 allowed for more travel opportunities due to a pullback in COVID-19 restrictions.

Balance Sheet Summary

As of December 31, 2021, total assets were $1.7 billion, a decrease of $6.8 million from December 31, 2020.

Total loans, net of allowance, grew $101 million, or 7.9%, to $1.4 billion as of December 31, 2021, from $1.3 billion as of December 31, 2020. There was growth in several commercial loan categories from December 31, 2020, as we continue to expand our presence in the Philadelphia market region and beyond. Small business loans increased $65.1 million, or 130.5%, commercial real estate loans increased $37.7 million, or 7.5%, and lease financings increased $60.1 million, or 181.8%, as our Meridian Equipment Finance (“MEF”) leasing team continued their strong growth trajectory after starting up in early 2020. Additionally, commercial & industrial loans, shared national credits and commercial construction loans combined increased $46.6 million in total over the period. Residential real estate loans held for sale decreased $148.3 million, or 64.7%, to $80.9 million as of December 31, 2021, while PPP loans decreased $110.3 million, or 55.5%, over this period, as our SBA and commercial lending teams are making a strong effort to assist our PPP loan customers in obtaining forgiveness on their loans with the SBA. As of December 31, 2021 there was approximately $88.3 million in PPP loans remaining to be forgiven.

Deposits were $1.4 billion as of December 31, 2021, up $205.1 million, or 16.5%, from December 31, 2020. Non-interest bearing deposits increased $70.7 million, or 34.7%, from December 31, 2020. Interest-bearing checking accounts increased $61.7 million, or 29.9%, from December 31, 2020, while money market accounts/savings accounts increased $125.0 million, or 21.8%, since December 31, 2020. Increases in core deposits were driven from loan customers as part of new business and municipal relationships and also as a result of the PPP loan process. Certificates of deposits decreased $52.3 million, or 20.2%, from December 31, 2020, as lower levels of wholesale funding have been replaced by core deposits that bear lower interest rates.

Consolidated stockholders’ equity of the Corporation was $165.4 million, or 9.7% of total assets as of December 31, 2021, as compared to $141.6 million, or 8.2% of total assets as of December 31, 2020. The change in stockholders’ equity is the result of year-to-date net income of $35.6 million, partially offset by dividends of $9.7 million paid during 2021.

Community banks have long raised concerns with bank regulators about the regulatory burden, complexity, and costs associated with certain provisions of the Basel III Rule. In response, Congress provided an “off-ramp” for institutions, like us, with total consolidated assets of less than $10 billion. Section 201 of the Regulatory Relief Act instructed the federal banking regulators to establish a single "Community Bank Leverage Ratio" (“CBLR”) of between 8 and 10%. Under the final rule, a community banking organization is eligible to elect the new framework if it has: less than $10 billion in total consolidated assets, limited amounts of certain assets and off-balance sheet exposures, and a CBLR greater than 9%.The bank regulatory agencies temporarily lowered the CBLR to 8% as a result of the COVID-19 pandemic. During the first quarter of 2020, the Bank adopted the CBLR framework as its primary regulatory capital ratio, but reports all ratios for comparative purposes.

As of December 31, 2021, the Tier 1 leverage ratio was 9.39% for the Corporation and 11.51% for the Bank, the Tier 1 risk-based capital and common equity ratios were 10.83% for the Corporation and 13.27% for the Bank, and total risk-based capital was 14.81% for the Corporation and 14.63% for the Bank. Quarter-end numbers show a tangible common equity to tangible assets ratio (a non-GAAP measure) of 9.42% for the Corporation and 11.54% for the Bank. A reconciliation of this non-GAAP measure is included in the Appendix. Tangible book value per share was $26.37 as of December 31, 2021, compared with $22.35 as of December 31, 2020.

Asset Quality Summary

Asset quality remains a strong focus of management, which is committed to working with customers significantly impacted by the COVID-19 pandemic. While COVID-19 loan deferrals provided to borrowers amounted to only $2.4 million as of December 31, 2021, down from $24.9 million as of September 30, 2021, one loan relationship for $13.8 million became a non-performing loan relationship with a specific reserve of $1.4 million during the quarter ending December 31, 2021. This change in status caused non-performing loans to increase to $23.0 million (not including past due PPP loans of $63 thousand) as of December 31, 2021, compared to $9.2 million as of September 30, 2021. Consequently the ratio of non-performing assets to total assets as of December 31, 2021 was 1.34% compared to 0.52% as of September 30, 2021. Despite the near-term impact to these ratios resulting from this loan relationship downgrade, management feels that overall asset quality remains strong. There was no other real estate property included in non-performing assets for either period.

Meridian realized net recoveries of $3 thousand, or (0.00%), of total average loans for both the quarter ending December 31, 2021 and the quarter ending September 30, 2021. The ratio of allowance for loan losses to total loans held for investment, excluding loans at fair value and PPP loans (a non-GAAP measure, see reconciliation in the Appendix), was 1.46% as of December 31, 2021 and 1.52% as of September 30, 2021. As noted earlier, the reduction in the allowance for loan losses was due to the favorable impact of economic conditions out-pacing loan growth and the change in specific reserves for the period.

About Meridian Corporation

Meridian Bank, the wholly owned subsidiary of Meridian Corporation, is an innovative community bank serving Pennsylvania, New Jersey, Delaware and Maryland. Through more than 20 offices, including banking branches and mortgage locations, Meridian offers a full suite of financial products and services. Meridian specializes in business and industrial lending, retail and commercial real estate lending, electronic payments, and wealth management solutions through Meridian Wealth Partners. Meridian also offers a broad menu of high-yield depository products supported by robust online and mobile access. For additional information, visit our website at www.meridianbanker.com. Member FDIC.

“Safe Harbor” Statement

In addition to historical information, this press release may contain “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include statements with respect to Meridian Corporation’s strategies, goals, beliefs, expectations, estimates, intentions, capital raising efforts, financial condition and results of operations, future performance and business. Statements preceded by, followed by, or that include the words “may,” “could,” “should,” “pro forma,” “looking forward,” “would,”

“believe,” “expect,” “anticipate,” “estimate,” “intend,” “plan,” or similar expressions generally indicate a forward-looking statement. These forward-looking statements involve risks and uncertainties that are subject to change based on various important factors (some of which, in whole or in part, are beyond Meridian Corporation’s control). Numerous competitive, economic, regulatory, legal and technological factors, risks and uncertainties that could cause actual results to differ materially include, without limitation, the current COVID-19 pandemic and government responses thereto, among others, could cause Meridian Corporation’s financial performance to differ materially from the goals, plans, objectives, intentions and expectations expressed in such forward-looking statements. Meridian Corporation cautions that the foregoing factors are not exclusive, and neither such factors nor any such forward-looking statement takes into account the impact of any future events. All forward-looking statements and information set forth herein are based on management’s current beliefs and assumptions as of the date hereof and speak only as of the date they are made. For a more complete discussion of the assumptions, risks and uncertainties related to our business, you are encouraged to review Meridian Corporation’s filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the year ended December 31, 2020 subsequently filed quarterly reports on Form 10-Q and current reports on Form 8-K that update or provide information in addition to the information included in the Form 10-K and Form 10-Q filings, if any. Meridian Corporation does not undertake to update any forward-looking statement whether written or oral, that may be made from time to time by Meridian Corporation or by or on behalf of Meridian Bank.

FINANCIAL TABLES FOLLOW

APPENDIX - FINANCIAL RATIOS

		Quarterly
	2021	2021	2021	2021	2020
(Dollars in thousands, except per share data)	4th QTR	3rd QTR	2nd QTR	1st QTR	4th QTR
Earnings and Per Share Data
Net income	$7,719	$9,438	$8,258	$10,170	$8,997
Basic earnings per common share	1.29	1.56	1.37	1.70	1.50
Diluted earnings per common share	1.24	1.52	1.33	1.65	1.48
Common shares outstanding	6,108	6,108	6,173	6,168	6,136

Performance Ratios
Return on average assets - consolidated	1.74%	2.15%	1.92%	2.43%	2.09%
Return on average equity - consolidated	19.15%	24.07%	22.61%	30.06%	27.68%
Net interest margin (TEY)	3.83%	3.83%	3.70%	3.72%	3.59%
Net interest margin (TEY, excluding PPP loans and borrowings) (1)	3.76%	3.73%	3.75%	3.64%	3.52%
Yield on earning assets (TEY)	4.28%	4.31%	4.20%	4.29%	4.28%
Yield on earning assets (TEY, excluding PPP loans) (1)	4.23%	4.24%	4.30%	4.26%	4.27%
Cost of funds	0.49%	0.52%	0.54%	0.62%	0.75%
Efficiency ratio	71%	66%	71%	67%	71%

Asset Quality Ratios
Net charge-offs (recoveries) to average loans	(0.00)%	(0.00)%	0.01%	0.00%	0.00%
Non-performing loans/Total loans	1.57%	0.61%	0.55%	0.56%	0.52%
Non-performing assets/Total assets	1.34%	0.52%	0.48%	0.49%	0.46%
Allowance for loan losses/Total loans held for investment	1.35%	1.38%	1.35%	1.36%	1.38%
Allowance for loan losses/Total loans held for investment (excluding loans at fair value and PPP loans) (1)	1.46%	1.52%	1.58%	1.65%	1.65%
Allowance for loan losses/Non-performing loans	81.47%	206.42%	224.63%	214.44%	224.04%

Capital Ratios
Book value per common share	$27.07	$25.94	$24.77	$23.27	$23.08
Tangible book value per common share	$26.37	$25.23	$24.06	$22.55	$22.35
Total equity/Total assets	9.65%	8.99%	8.95%	8.23%	8.23%
Tangible common equity/Tangible assets - Corporation (1)	9.42%	8.76%	8.71%	7.99%	7.99%
Tangible common equity/Tangible assets - Bank (1)	11.54%	10.90%	10.92%	10.22%	10.25%
Tier 1 leverage ratio - Corporation	9.39%	9.28%	8.97%	8.86%	8.96%
Tier 1 leverage ratio - Bank	11.51%	11.55%	11.28%	11.34%	11.54%
Common tier 1 risk-based capital ratio - Corporation	10.83%	10.64%	10.16%	9.90%	10.22%
Common tier 1 risk-based capital ratio - Bank	13.27%	13.25%	12.80%	12.66%	13.15%
Tier 1 risk-based capital ratio - Corporation	10.83%	10.64%	10.16%	9.90%	10.22%
Tier 1 risk-based capital ratio - Bank	13.27%	13.25%	12.80%	12.66%	13.15%
Total risk-based capital ratio - Corporation	14.81%	14.72%	14.23%	14.05%	14.55%
Total risk-based capital ratio - Bank	14.63%	14.62%	14.18%	14.03%	14.54%

(1)	Non-GAAP measure. See reconciliation in the Appendix.

	Statements of Income (Unaudited)		Statements of Income (Unaudited)
	Three Months Ended		Twelve Months Ended
(Dollars in thousands)	December 31, 2021	December 31, 2020	December 31, 2021	December 31, 2020
Interest Income
Interest and fees on loans	$17,535	$17,309	$68,822	$60,357
Investments and cash	713	618	2,700	2,299
Total interest income	18,248	17,927	71,522	62,656

Interest Expense
Deposits	1,233	1,906	5,494	9,970
Borrowings	693	1,003	2,917	3,690
Total interest expense	1,926	2,909	8,411	13,660

Net interest income	16,322	15,018	63,111	48,996
Provision for loan losses	(222)	1,163	1,070	8,302
Net interest income after provision for loan losses	16,544	13,855	62,041	40,694

Non-Interest Income
Mortgage banking income	13,639	31,065	75,932	76,461
Wealth management income	1,270	1,029	4,801	3,854
SBA income	1,475	751	6,898	2,572
Earnings on investment in life insurance	141	70	365	279
Net change in fair value of derivative instruments	(907)	(1,371)	(4,338)	4,975
Net change in fair value of loans held for sale	(147)	(578)	(3,311)	3,847
Net change in fair value of loans held for investment	(165)	149	(189)	323
Net gain (loss) on hedging activity	563	(2,037)	2,961	(9,400)
Net gain on sale of investment securities available-for-sale	73	—	435	1,345
Service charges	29	30	129	107
Other	1,115	837	4,305	2,555
Total non-interest income	17,086	29,945	87,988	86,918

Non-Interest Expenses
Salaries and employee benefits	17,042	25,618	78,866	72,147
Occupancy and equipment	1,085	1,133	4,545	4,292
Professional fees	929	995	3,558	3,113
Advertising and promotion	919	857	3,714	2,852
Data processing	484	653	2,150	1,913
Information technology	867	442	2,232	1,542
Pennsylvania bank shares tax	131	315	609	1,049
Other	2,280	1,910	8,053	6,168
Total non-interest expenses	23,737	31,923	103,727	93,076

Income before income taxes	9,893	11,877	46,302	34,536
Income tax expense	2,174	2,880	10,717	8,098
Net Income	$7,719	$8,997	$35,585	$26,438

Weighted-average basic shares outstanding	5,978	5,982	6,019	6,122
Basic earnings per common share	$1.29	$1.50	$5.91	$4.32

Adjusted weighted-average diluted shares outstanding	6,210	6,071	6,206	6,187
Diluted earnings per common share	$1.24	$1.48	$5.73	$4.27

	Statement of Condition (Unaudited)
(Dollars in thousands)	December 31, 2021	September 30, 2021	June 30, 2021	March 31, 2021	December 31, 2020
Assets
Cash & cash equivalents	$23,480	$63,121	$26,902	$31,004	$36,744
Investment securities	168,028	153,566	149,366	141,654	131,103
Mortgage loans held for sale	80,882	117,996	132,348	170,248	229,199
Loans, net of fees and costs	1,386,457	1,378,670	1,362,750	1,354,551	1,284,764
Allowance for loan losses	(18,758)	(18,976)	(18,361)	(18,376)	(17,767)
Bank premises and equipment, net	11,806	8,242	8,160	8,080	7,777
Bank owned life insurance	22,503	22,362	12,269	12,204	12,138
Servicing assets	12,765	11,932	10,327	8,278	5,617
Goodwill and intangible assets	4,278	4,329	4,380	4,432	4,500
Other assets	22,002	21,203	20,869	31,902	26,122
Total Assets	$1,713,443	$1,762,445	$1,709,010	$1,743,977	$1,720,197

Liabilities & Stockholders’ Equity
Liabilities
Non-interest bearing deposits	$274,528	$265,842	$261,806	$257,730	$203,843
Interest bearing deposits
Interest checking	268,248	279,659	257,939	243,832	206,572
Money market / savings accounts	697,628	670,101	631,604	592,260	572,623
Certificates of deposit	206,009	223,445	261,931	289,768	258,297
Total interest bearing deposits	1,171,885	1,173,205	1,151,474	1,125,860	1,037,492
Total deposits	1,446,413	1,439,047	1,413,280	1,383,590	1,241,335
Borrowings	41,344	100,683	82,156	149,260	272,408
Subordinated debt	40,508	40,760	40,730	40,701	40,671
Other liabilities	19,818	23,539	19,959	26,921	24,161
Total Liabilities	1,548,083	1,604,029	1,556,125	1,600,472	1,578,575

Stockholders' Equity	165,360	158,416	152,885	143,505	141,622
Total Liabilities & Stockholders’ Equity	$1,713,443	$1,762,445	$1,709,010	$1,743,977	$1,720,197

	Condensed Statements of Income (Unaudited)
	Three Months Ended
(Dollars in thousands)	December 31, 2021	September 30, 2021	June 30, 2021	March 31, 2021	December 31, 2020
Interest income	$18,248	$18,306	$17,517	$17,451	$17,927
Interest expense	1,926	2,049	2,105	2,331	2,909
Net interest income	16,322	16,257	15,412	15,120	15,018
Provision for loan losses	(222)	597	96	599	1,163
Non-interest income	17,086	22,122	21,732	27,048	29,945
Non-interest expense	23,737	25,481	26,246	28,263	31,923
Income before income tax expense	9,893	12,301	10,802	13,306	11,877
Income tax expense	2,174	2,863	2,544	3,136	2,880
Net Income	$7,719	$9,438	$8,258	$10,170	$8,997

Weighted-average basic shares outstanding	5,978	6,045	6,032	6,000	5,982
Basic earnings per common share	$1.29	$1.56	$1.37	$1.70	$1.50

Adjusted weighted-average diluted shares outstanding	6,210	6,231	6,203	6,146	6,071
Diluted earnings per common share	$1.24	$1.52	$1.33	$1.65	$1.48

	Segment Information
	Three Months Ended December 31, 2021				Three Months Ended December 31, 2020
(Dollars in thousands)	Bank	Wealth	Mortgage	Total	Bank	Wealth	Mortgage	Total
Net interest income	$15,931	25	366	16,322	$14,272	(24)	770	15,018
Provision for loan losses	(222)	—	—	(222)	1,163	—	—	1,163
Net interest income after provision	16,153	25	366	16,544	13,109	(24)	770	13,855
Non-interest income	2,305	1,270	13,511	17,086	2,031	1,029	26,885	29,945
Non-interest expense	11,407	1,009	11,321	23,737	10,009	848	21,066	31,923
Income before income taxes	$7,051	286	2,556	9,893	$5,131	157	6,589	11,877

	Segment Information
	Year Ended December 31, 2021				Year Ended December 31, 2020
(Dollars in thousands)	Bank	Wealth	Mortgage	Total	Bank	Wealth	Mortgage	Total
Net interest income	$61,032	15	2,064	63,111	$46,997	(48)	2,047	48,996
Provision for loan losses	1,070	—	—	1,070	8,302	—	—	8,302
Net interest income after provision	59,962	15	2,064	62,041	38,695	(48)	2,047	40,694
Non-interest income	10,779	4,802	72,407	87,988	7,688	3,868	75,362	86,918
Non-interest expense	40,392	3,496	59,839	103,727	33,351	3,213	56,512	93,076
Income before income taxes	$30,349	1,321	14,632	46,302	$13,032	607	20,897	34,536

Reconciliation of Non-GAAP Financial Measures

Meridian believes that non-GAAP measures are meaningful because they reflect adjustments commonly made by management, investors, regulators and analysts. This non-GAAP disclosure has limitations as an analytical tool, should not be viewed as a substitute for performance and financial condition measures determined in accordance with GAAP, and should not be considered in isolation or as a substitute for analysis of Meridian’s results as reported under GAAP, nor is it necessarily comparable to non-GAAP performance measures that may be presented by other companies.

	Pre-tax, Pre-provision Reconciliation (Unaudited)
	2021	2021	2021	2021	2020
(Dollars in thousands)	4th QTR	3rd QTR	2nd QTR	1st QTR	4th QTR
Income before income tax expense	$9,893	$12,301	$10,802	$13,306	$11,877
Provision for loan losses	(222)	597	96	599	1,163
Pre-tax, pre-provision income	$9,671	$12,898	$10,898	$13,905	$13,040

	Pre-tax, Pre-provision Income by Segment (Unaudited)
	2021	2021	2021	2021	2020
(Dollars in thousands)	4th QTR	3rd QTR	2nd QTR	1st QTR	4th QTR
Bank	$6,829	$8,896	$7,811	$7,891	$6,294
Wealth	286	432	376	227	157
Mortgage	2,556	3,570	2,711	5,787	6,589
Pre-tax, pre-provision income	$9,671	$12,898	$10,898	$13,905	$13,040

(Dollars in thousands)	Twelve Months Ended December 31,
Reconciliation of pre-tax, pre-provision income	2021	2020
Income before income tax expense	$46,302	$34,536
Provision for loan losses	1,070	8,302
Pre-tax, pre-provision income	$47,372	$42,838

(Dollars in thousands)	Twelve Months Ended December 31,
Reconciliation of pre-tax, pre-provision income by segment	2021	2020
Bank	$31,419	$21,334
Wealth	1,321	607
Mortgage	14,632	20,897
Pre-tax, pre-provision income	$47,372	$42,838

	Reconciliation of PPP / PPPLF Impacted Yields (Unaudited)
	2021	2021	2021	2021	2020
	4th QTR	3rd QTR	2nd QTR	1st QTR	4th QTR
Net interest margin (TEY)	3.83%	3.83%	3.70%	3.72%	3.59%
Impact of PPP loans and PPPLF borrowings	(0.07)%	(0.10)%	0.05%	(0.08)%	(0.07)%
Net interest margin (TEY, excluding PPP loans and PPPLF borrowings)	3.76%	3.73%	3.75%	3.64%	3.52%

Yield on earning assets (TEY)	4.28%	4.31%	4.20%	4.29%	4.28%
Impact of PPP loans	(0.05)%	(0.07)%	0.10%	(0.03)%	(0.01)%
Yield on earning assets (TEY, excluding PPP loans)	4.23%	4.24%	4.30%	4.26%	4.27%

	Reconciliation of Allowance for Loan Losses / Total loans (Unaudited)
	2021	2021	2021	2021	2020
	4th QTR	3rd QTR	2nd QTR	1st QTR	4th QTR
Allowance for loan losses / Total loans held for investment	1.35%	1.38%	1.35%	1.36%	1.38%
Less: Impact of loans held for investment - fair valued	0.02%	0.01%	0.01%	0.00%	0.00%
Less: Impact of PPP loans	0.09%	0.13%	0.22%	0.29%	0.27%
Allowance for loan losses / Total loans held for investment (excl. loans at fair value and PPP loans)	1.46%	1.52%	1.58%	1.65%	1.65%

	Tangible Common Equity Ratio Reconciliation - Corporation (Unaudited)
	2021	2021	2021	2021	2020
(Dollars in thousands)	4th QTR	3rd QTR	2nd QTR	1st QTR	4th QTR
Total stockholders' equity	$165,360	$158,416	$152,885	$143,505	$141,622
Less:
Goodwill and intangible assets	(4,278)	(4,329)	(4,380)	(4,432)	(4,500)
Tangible common equity	$161,082	$154,087	$148,505	$139,073	$137,122

Total assets	$1,713,443	$1,762,445	$1,709,010	$1,743,977	$1,720,197
Less:
Goodwill and intangible assets	(4,278)	(4,329)	(4,380)	(4,432)	(4,500)
Tangible assets	$1,709,165	$1,758,116	$1,704,629	$1,739,544	$1,715,697
Tangible common equity ratio - Corporation	9.42%	8.76%	8.71%	7.99%	7.99%

	Tangible Common Equity Ratio Reconciliation - Bank (Unaudited)
	2021	2021	2021	2021	2020
(Dollars in thousands)	4th QTR	3rd QTR	2nd QTR	1st QTR	4th QTR
Total stockholders' equity	$201,486	$196,009	$190,477	$182,171	$180,288
Less:
Goodwill and intangible assets	(4,278)	(4,329)	(4,380)	(4,432)	(4,500)
Tangible common equity	$197,208	$191,680	$186,097	$177,739	$175,788

Total assets	$1,713,318	$1,762,415	$1,709,006	$1,743,945	$1,720,166
Less:
Goodwill and intangible assets	(4,278)	(4,329)	(4,380)	(4,432)	(4,500)
Tangible assets	$1,709,040	$1,758,086	$1,704,626	$1,739,513	$1,715,666
Tangible common equity ratio - Bank	11.54%	10.90%	10.92%	10.22%	10.25%

	Tangible Book Value Reconciliation (Unaudited)
	2021	2021	2021	2021	2020
	4th QTR	3rd QTR	2nd QTR	1st QTR	4th QTR
Book value per common share	$27.07	$25.94	$24.77	$23.27	$23.08
Less: Impact of goodwill and intangible assets	0.70	0.71	0.71	0.72	0.73
Tangible book value per common share	$26.37	$25.23	$24.06	$22.55	$22.35